Exhibit (d)(15)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 18th day of May, 2018 between Oberweis Asset Management, Inc. (the “Adviser”) and Oberweis Asset Management (Hong Kong) Limited (the “Sub-Adviser”).

WHEREAS, each fund listed on Schedule A as may be amended from time to time (each a “Fund” and collectively the “Funds”) is a series of The Oberweis Funds, a Massachusetts business trust (the “Trust”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory and Management Agreement with the Trust for each Fund (each such agreement and any successor agreement thereto, an “Advisory Agreement” and collectively, the “Advisory Agreements”), pursuant to which the Adviser acts as investment manager to the Fund and provides certain investment advisory, management and other services with respect to the Fund; and

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Funds, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Duties of the Sub-Adviser. Sub-Adviser shall (i) provide research services for each Fund and (ii) subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, manage such portion or all of the securities and other assets of each Fund (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus, statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time (the “Services”), and subject to the following:

(a)       In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s Agreement and Declaration of Trust, By-Laws, Prospectus and Statement of Additional Information, as each is amended from time to time (the “Operating Documents”) which have been put into effect in conformity by and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and the Sub-Adviser will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time; provided however, that the Sub-Adviser shall be under no obligation to comply with any amendment and/or supplement to the Prospectus until such time as the Sub-Adviser has been notified of and has agreed to any and all such amendment and/or supplement and to the extent that such amendment and/or supplement relates to the services provided by the Sub-Adviser under this Agreement. The Adviser shall inform the Sub-Adviser of any changes to the 1940 Act or other applicable federal and state laws having effect on the services provided by the Sub-Adviser under this Agreement.

(b)       The Sub-Adviser shall determine the Assets to be purchased or sold by each Fund and will place all orders for the purchase and sale of Assets on behalf of the Fund with or through those brokers or dealers selected by the Sub-Adviser. The Sub-Adviser will carry out the policy with respect to brokerage set forth in the Trust’s registration statement and the Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser will seek to obtain on behalf of each Fund the combination of best net price and execution under the circumstances. In evaluating best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, subject to any instructions and directions of the Adviser or the Board of Trustees, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended). The Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer – viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Fund. In no instance, however, will a Fund’s Assets be purchased from or sold to the Adviser, the Sub-Adviser, any other sub-adviser of the Fund or other registered investment companies (or series or portions thereof) that may be deemed to be under common control, the Fund’s principal underwriter, or any affiliated person of either the Fund, the Adviser, the Sub-Adviser or any other sub-adviser of the Fund or other registered investment companies (or series or portions thereof) that may be deemed to be under common control, or the Fund’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act and approved by (or pursuant to procedures of) the Adviser and the Board of Trustees.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

The Sub-Adviser may, but shall be under no obligation to, buy securities for a Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, the Sub-Adviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous to both of the accounts involved.

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Notwithstanding the foregoing, the Sub-Adviser agrees that the Adviser shall have the right by written notice to identify securities that may not be purchased on behalf of a Fund.

(c)       The Sub-Adviser shall keep the Adviser informed of developments materially affecting the Funds. The Sub-Adviser shall provide to the Adviser or the Board of Trustees such information as provided for in Appendix A to this Agreement.

The Sub-Adviser shall keep and maintain the books and records relating to the Assets required to be kept and maintained by the Sub-Adviser under this Agreement. The Adviser shall inform the Sub-Adviser in a timely manner about such information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser or the Funds under law applicable to the Adviser or the Funds. The Sub-Adviser shall also furnish to the Adviser, upon written request by the Adviser, any other reasonable information relating to the Assets that is required to be filed by the Adviser or the Funds with the SEC or sent to shareholders under the Securities Act of 1933, as amended (the “1933 Act”), or 1940 Act (including the rules adopted hereunder) or any exemptive or other relief that the Adviser or the Funds obtain from the SEC. The Sub-Adviser agrees that it will provide copies of such records it maintains pursuant to this Agreement upon the Funds’ request; provided, however, that the Sub-Adviser may also retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser and to the Adviser upon the termination of this Agreement at the Funds’ request provided, however, that the Sub-Adviser may also retain a copy of such records. The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

(d)       The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees on due notice to review the investments and investment program of the Funds in the light of current and prospective economic and market conditions. The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees and provide such information as the Board of Trustees and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement and any continuations thereof, including information about the profitability to the Sub-Adviser of providing advisory services hereunder.

(e)       The Sub-Adviser shall provide the Funds’ custodian such information as may be reasonably required.

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The parties to this Agreement agree that each Fund has made arrangements for the safekeeping of any of the Fund’s assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser from time to time with notice to the Sub-Adviser of the same. The Sub-Adviser shall not hold any asset of a Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.

In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent a Fund or the Trust in any way or otherwise be deemed to be an agent of the Fund, the Trust or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of a Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Sub-Adviser’s services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-Adviser may render investment advice, management and other services to other investment companies and clients. The Sub-Adviser may provide advice and take certain actions with respect to clients other than the Funds or for the Sub-Adviser’s own accounts that may differ from the advice or the timing or nature of actions taken with respect to the Funds. Furthermore, the Sub-Adviser shall have no obligation to recommend the purchase or sale of any asset on behalf of the Funds that the Sub-Adviser or an affiliate may purchase or sell for its own account or for the account of any clients of the Sub-Adviser.

For the avoidance of doubt, the Sub-Adviser shall not be responsible for exercising any voting rights relating to any of the Assets of a Fund. The Sub-Adviser shall provide advice on behalf of a Fund or the Adviser in all class action proceedings involving assets held by the Fund or Assets of issuers of securities held by the Fund.

2.       Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Funds pursuant to the Advisory Agreements and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Operating Documents, the instruction and directions of the Board of Trustees of the Trust, the requirements of the 1940 Act, the Code, and all other applicable federal and state laws and regulations, as each is amended from time to time.

3.       Delivery of Documents.

(a)       The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(i)       The Trust’s Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time;

(ii)       By-Laws of the Trust; and

(iii)       Prospectus of the Funds.

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(b)       The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents:

(i)       The Sub-Adviser’s Form ADV; and

(ii)       The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act.

4.       Compliance.

The Funds and the Adviser shall be given access to such records or other documents of the Sub-Adviser at reasonable times solely as is necessary for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Funds, provided however, that the Sub-Adviser shall have no obligation to furnish the Funds or the Adviser with records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients. The Sub-Adviser agrees to cooperate with the Funds and the Adviser and their representatives in connection with requests for such records or other documents.

5.       Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser with respect to each Fund pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a fee equal to Sub-Adviser’s costs for providing the Services, plus an additional five percent (5%) of that amount. Sub-Adviser shall bill Adviser monthly and Adviser shall pay such bills within thirty (30) days of receipt.

6.       Expenses. The Sub-Adviser shall bear all of its separate expenses (such as its general overhead expenses including the rent of offices, compensation and benefits of the administrative staff of the Sub-Adviser, maintenance of its books and records and its fixed expenses, telephones and general purpose office equipment) (excluding brokerage costs, custodian fees, fees of independent registered public accounting firms or other expenses of a Fund to be borne by the Fund) in connection with the performance of its services under this Agreement. Each Fund will bear certain other expenses to be incurred in its operation and shall not be borne by the Sub-Adviser. Such expenses include, but are not limited to, investment management fees, fees for necessary professional and brokerage services to the Fund; costs relating to local administration of securities; fees for any pricing service; the costs of the Fund’s regulatory compliance (other than costs primarily relating to the Adviser’s or Sub-Adviser’s regulatory compliance); and pro rata costs associated with maintaining the Fund’s legal existence and shareholder relations. All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by the Fund.

7.       Standard of Care and Liability of Sub-Adviser. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except that nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

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8.       Duration and Termination.

(a)       This Agreement shall become effective upon the registration of Sub-Adviser as an investment adviser with the U.S. Securities and Exchange Commission and the Hong Kong Securities Futures Commission and shall remain in full force until September 30, 2019 and from year to year thereafter with respect to a Fund, but only as long as such continuance is specifically approved at least annually and in the manner required by the 1940 Act. The requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC exemptive order therefrom.

(b)       This Agreement shall automatically terminate with respect to a Fund in the event of its assignment or in the event of the termination of the Advisory Agreement. In addition, the Adviser has the right to terminate this Agreement with respect to a Fund upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

(c)       Subject to the following sentences, this Agreement may be terminated at any time with respect to a Fund, without the payment by the Fund of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. The Fund may effect termination of this Agreement by action of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser and the Sub-Adviser. The Adviser may effect termination of this Agreement with respect to a Fund on sixty (60) days’ written notice to the Sub-Adviser.

(d)       The Sub-Adviser may at any time, without payment of any penalty, terminate this Agreement with respect to a Fund upon sixty (60) days’ written notice to the Adviser. The Sub-Adviser may without payment of any penalty terminate this Agreement with respect to a Fund upon prior written notice, if the Sub-Adviser determines in its sole discretion that the services provided by the Sub-Adviser under this Agreement would cause the Sub-Adviser to register with or obtain any regulatory or official approvals or licenses, which in the opinion of the Sub-Adviser may be unreasonably detrimental to the Sub-Adviser.

(e)       Termination of this Agreement with respect to a Fund shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination. Termination of this Agreement with respect to a Fund also shall not affect the rights and duties of the parties under this Agreement with respect to any other Fund.

9.       Confidentiality. Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto or the Funds (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this Confidentiality Clause) other than to its affiliates and any other party performing functions for the Funds and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, or the Funds’ independent registered public accounting firm, or in the opinion of its counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

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10.     Governing Law. This Agreement shall be governed by the laws of the State of Illinois, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11.     Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.     Notice. Any notice, advice or report to be given pursuant to this Agreement shall be in writing and mailed or delivered to the address(es) listed below or to such other address(es) or to such other individual(s) as shall be specified by the respective party from time to time; provided, that all such deliveries by mail or otherwise shall be conclusive upon receipt.

To the Adviser:

Oberweis Asset Management, Inc.
3333 Warrenville Road, Suite 500
Lisle, IL 60532

Attn: Patrick B. Joyce

To the Sub-Adviser:

Oberweis Asset Management (Hong Kong) Limited
c/o Tricor Secretaries Limited
Level 54, Hopewell Centre
183 Queen’s Road East
Hong Kong

Attn: James W. Oberweis

13.     Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

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14.     Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC.

15.     Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

OBERWEIS ASSET MANAGEMENT, INC.		OBERWEIS ASSET MANAGEMENT (HONG KONG) LIMITED

By:	/s/ Patrick B. Joyce	By:	/s/ James W. Oberweis
Name: Patrick B. Joyce		Name: James W. Oberweis
Title: Executive Vice President		Title: Chairman

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Schedule A

Fund
Oberweis China Opportunities Fund

Schedule A

Appendix A

Pursuant to Section 1(c) of the Agreement, the Sub-Adviser shall furnish to the Adviser such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request as follows:

1.	Quarterly Compliance Certifications and Reports

2.	Code of Ethics Reports

3.	Code of Ethics Certifications

4.	Soft Dollar Commission Reports

5.	Compliance Program Assessments and Certifications under Rules 38a-1/206(4)-7

6.	Policies, Procedures and Summaries

Appendix A
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